As filed with the Securities and Exchange Commission on September 28, 2015

Registration No. 333-144905

Registration No. 333-151158

Registration No. 333-156026

Registration No. 333-171989

Registration No. 333-175257

Registration No. 333-177863

Registration No. 333-200302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-144905

FORM S-3 REGISTRATION STATEMENT NO. 333-151158

FORM S-3 REGISTRATION STATEMENT NO. 333-156026

FORM S-3 REGISTRATION STATEMENT NO. 333-171989

FORM S-3 REGISTRATION STATEMENT NO. 333-175257

FORM S-3 REGISTRATION STATEMENT NO. 333-177863

FORM S-3 REGISTRATION STATEMENT NO. 333-200302

Under

The Securities Act of 1933

Metalico, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3341	52-2169780
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

186 North Avenue East

Cranford, New Jersey 07016

(908) 497-9610

(Address of Principal Executive Offices Including Zip Code)

Arnold S. Graber, Esq.

Executive Vice President, General Counsel and Secretary

Metalico, Inc.

186 North Avenue East

Cranford, New Jersey 07016

(908) 497-9610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Metalico, Inc. (“Metalico”) with the Securities and Exchange Commission:

(1)	Registration No. 333-144905 relates to 5,245,999 shares of common stock, par value $0.001 per share, of Metalico, offered for resale, from time to time, by certain selling stockholders, filed July 27, 2007.

(2)	Registration No. 333-151158 relates to 16,203,019 shares of common stock, par value $0.001 per share, of Metalico, offered for resale, from time to time, by certain selling stockholders, filed May 23, 2008, and amended by Amendment No. 1 to Form S-3 on July 16, 2008.

(3)	Registration No. 333-156026 relates to the public offering of up to $150,000,000 of securities of Metalico, filed on December 9, 2008.

(4)	Registration No. 333-171989 relates to 782,763 shares of common stock, par value $0.001 per share, of Metalico, offered for resale, from time to time, by certain selling stockholders, filed January 31, 2011.

(5)	Registration No. 333-175257 relates to 1,456,731 shares of common stock, par value $0.001 per share, of Metalico, offered for resale, from time to time, by certain selling stockholders, filed June 30, 2011.

(6)	Registration No. 333-177863 relates to the public offering of up to $200,000,000 of securities of Metalico, filed on November 9, 2011.

(7)	Registration No. 333-200302 relates to 4,953,190 shares of common stock, par value $0.001 per share, of Metalico, offered for resale, from time to time, by certain selling stockholders, filed November 17, 2014, amended by Amendment No. 1 on December 2, 2014, and amended by Post-Effective Amendment No. 1 on April 23, 2015 .

On September 11, 2015, pursuant to an Agreement and Plan of Merger, dated as of June 15, 2015, by and among Total Merchant Limited (“Parent”), TM Merger Sub Corp. (“Merger Sub”) and Metalico, as amended (the “Merger Agreement”), Merger Sub merged with and into Metalico (the “Merger”) and Metalico became a wholly owned subsidiary of Parent. In connection with the Merger, all offerings of Metalico’s securities pursuant to the Registration Statements were terminated. In accordance with the undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered thereby (collectively, the “Registered Securities”) which remain unsold at the termination of the offering, Metalico, hereby removes from registration, by means of these Post-Effective Amendments, any Registered Securities that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cranford, State of New Jersey, on September 28, 2015.

Metalico, Inc.

By:	/s/ CARLOS E. AGÜERO
Name: Carlos E. Agüero Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-3 have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CARLOS E. AGÜERO Carlos E. Agüero	President and Chief Executive Officer, Director (Principal Executive Officer)	September 28, 2015

/s/ KEVIN WHALEN Kevin Whalen	Senior Vice President and Chief Financial Officer, Director (Principal Financial Officer)	September 28, 2015

/s/ HUANG CHUNG SHENG Huang Chung Sheng	Chairman of the Board	September 28, 2015

/s/ MICHAEL J. DRURY Michael J. Drury	Director	September 28, 2015

/s/ WONG KEANG KIONG Wong Keang Kiong	Director	September 28, 2015

/s/ PETE MEYERS Pete Meyers	Director	September 28, 2015

/s/ LEW KAE MING Lew Kae Ming	Director	September 28, 2015

/s/ WONG SOON MING Wong Soon Ming	Director	September 28, 2015

/s/ TAN KHAI YIN Tan Khai Yin	Director	September 28, 2015